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                                                                    EXHIBIT 99.1

                             [WACKENHUT LETTERHEAD]

                                                           FOR IMMEDIATE RELEASE

                        THE WACKENHUT CORPORATION REPORTS
                      LOSSES RELATED TO CHILEAN OPERATIONS

Palm Beach Gardens, FL - April 17, 2002 - The Wackenhut Corporation (NYSE: WAK and WAKB) has been advised by the management of the Chilean operations that their financial and operating conditions have deteriorated to the point where they are no longer able to generate sufficient cash, either from ongoing operations or the sale of assets, to repay their obligations. Consequently, the Chilean company has filed for bankruptcy.

The Wackenhut Corporation's pre-tax write-off due to the Chilean company's filing for bankruptcy is estimated to be between $14 million and $17 million pre-tax for the first quarter, 2002. This includes the write-off of all remaining cash advances, notes receivables and estimated related expenses. Previous losses recognized during fiscal year 2001 related to the Chilean operations totaled $29.2 million pre-tax.

Richard R. Wackenhut, vice chairman, president and chief executive officer of The Wackenhut Corporation, said, "We have made every reasonable attempt to stabilize the Chilean operations over the past 18 months. The bankruptcy of the Chilean business is a significant disappointment to us since we committed substantial financial and other resources to assist the Chilean partners with a reorganization of the business. We attempted to assist with resolving the situation because we felt a need to support the customers and employees of the Chilean operations. Unfortunately, our efforts could not resolve the problems that led to the company's demise. However, The Wackenhut Corporation is pursuing all of its available remedies to recover losses incurred."

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2-2-2-2-2 (cont.)


The Wackenhut Corporation (WWW.WACKENHUT.COM) is a leading international provider of business services to major corporations, government agencies, and a wide range of industrial and commercial customers. Its principal business lines include security-related services correctional services, and flexible staffing services. The Company is a leader in the privatization of public services for municipal, state and federal agencies, and has operations throughout the United States and in over 50 other countries on six continents.

The Wackenhut Corporation announced on March 8, 2002 the signing of a definitive merger agreement with the Danish firm, Group 4 Falck, which is expected to result in Group 4 Falck acquiring 100 percent of The Wackenhut Corporation's common stock. The merger is now pending regulatory and shareholder approval.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS AND FUTURE PERFORMANCE OF THE COMPANY THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD MATERIALLY AFFECT ACTUAL RESULTS. THESE RISKS AND UNCERTAINTIES INCLUDE, INTER ALIA, GENERAL ECONOMIC CONDITIONS, REGULATORY DEVELOPMENTS, COMPETITIVE FACTORS, SHIFTS IN MARKET DEMAND AND SIMILAR DEVELOPMENTS. INVESTORS SHOULD REFER TO DOCUMENTS THAT THE COMPANY FILES FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DESCRIPTION OF CERTAIN FACTORS THAT COULD CAUSE ACTUAL RESULTS TO VARY FROM CURRENT EXPECTATIONS AND FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE. SUCH FILINGS INCLUDE, WITHOUT LIMITATION, THE COMPANY'S FORM 10K, FORM 10Q AND FORM 8K REPORTS.

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Contact:  Director, Corporate Relations:         Patrick Cannan - (561) 691-6643
                                                        or PCANNAN@WACKENHUT.COM